BlackRock Liquidity Funds: MuniFund
File Number:  811-02354
CIK Number: 0000097098
For the Period Ended: 10/31/2006

Pursuant to Exemptive Order ICA Release No. 15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the period October 1 through October 31, 2006.

                        Purchases (In Thousands)

TRANSACTION  FACE              SECURITY                           DUE
DATE         AMOUNT            DESCRIPTION               RATE     DATE
__________   ______           _______________            ____     _____
10/03/2006  $10,000  Md Health & Higher Educational Fac  3.37%  10/04/2006
10/03/2006    6,000  Texas Muni Pwr Agy Cp               3.37   10/04/2006
10/04/2006    8,400  Indiana Health Fac Fing Auth Hosp   3.23   03/01/2030
10/04/2006   10,000  Md Health & Higher Educational Fac  3.53   01/09/2007
10/04/2006    6,000  Texas Muni Pwr Agy Cp               3.54   01/08/2007